NETSOL Technologies Announces $5 Million Stock Repurchase Program

CALABASAS, Calif., May 30, 2019 — NETSOL Technologies, Inc. (NASDAQ: NTWK), a global business services and enterprise application solutions provider, announced that its Board of Directors has approved a stock repurchase program that authorizes potential repurchases of up to $5 million of its common stock over the next twelve months.

The planned repurchase program will occur in two six-month phases. The first phase allows for execution of up to $2.5 million in share repurchases during an initial six-month period beginning on May 30, 2019 and expiring on November 30, 2019. After the date of initial expiration, management will have the option to approve a secondary phase, which will cover up to $2.5 million in additional share repurchases for another six-month period.

“Based on the continued strong performance of our core business, which has been driven by the growth of our flagship NFS AscentTM platform, we feel that our company’s shares present a compelling investment opportunity at their current valuation,” said NETSOL Co-Founder, Chairman and Chief Executive Officer Najeeb Ghauri. “Over the past few years alone, Ascent has generated approximately $200 million in aggregate total contract value through agreements with blue-chip global customers. We are always looking for the best ways to resourcefully provide value to our shareholders. As we’ve demonstrated through the successful execution of previous share buyback programs, we have the resources to act and the operational capacity required to take advantage of the current market conditions, which do not reflect the intrinsic value of our business. We remain increasingly confident in NETSOL’s long-term growth opportunities and will continue to drive returns for shareholders through our existing operations as well as in the capital markets.”

Under the stock repurchase program, the Company may repurchase its common stock in the open market from time to time, in amounts, at prices, and at such times as the Company deems appropriate, subject to market conditions and federal and state laws governing such transactions. NETSOL expects to fund the repurchase with its existing cash balance including cash generated from operations.

About NETSOL Technologies

NETSOL Technologies, Inc. (NASDAQ: NTWK) is a worldwide provider of IT and enterprise software solutions primarily serving the global Leasing and Finance industry. The company’s suite of applications is backed by 40 years of domain expertise and supported by a committed team of approximately 1,350 professionals placed in eight strategically located support and delivery centers throughout the world. NFS, LeasePak, LeaseSoft or NFS Ascent – help companies transform their Finance and Leasing operations, providing a fully automated asset-based finance solution covering the complete leasing and finance lifecycle.

Forward-Looking Statements

Certain statements in this press release are forward-looking in nature, including, but not limited to, expected net revenue and the demand for and sales lifecycle of NFS Ascent, and accordingly, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “expects,” “anticipates,” variations of such words, and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include the progress and costs of the development of products and services and the timing of the market acceptance. The subject Companies expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Investor Relations Contact:

Matt Glover and Tom Colton

Gateway Investor Relations

949-574-3860

investors@netsoltech.com